$3,000,000,000

For the Period: 8/21/2006 to 9/5/2006

Coupon	Interest		Maturity	Callable	Survivor’s Option	Price[1]	Yield[2]	Moody’s	S&P	CUSIP
FLT (a)	Monthly	(†)	12/15/09	NO	NO	100.00	FLT	A2	A	78490FZN2
FLT (b)	Monthly	(†)	12/15/13	NO	NO	100.00	FLT	A2	A	78490FZP7

Settlement Date - Friday, September 08, 2006

Pricing Supplement as of Tuesday, September 05, 2006

(†)	First Payment date 10/15/2006

(a) 12 month percent change in CPI-U+200 bps, reset monthly, but in no case less than 0%. Initial coupon 6.32% (June CPI-U 4.32% + Spread 2.00%)

(b) 12 month percent change in CPI-U+220 bps, reset monthly, but in no case less than 0%. Initial coupon 6.52% (June CPI-U 4.32% + Spread 2.20%)

[1]	Prices are quoted as a percentage of par.

[2]	If yields are quoted, they are calculated on a semi-annual bond equivalent yield basis.

For the Period: 8/21/2006 to 8/28/2006

Coupon	Interest		Maturity	Callable	Survivor’s Option	Price[1]	Yield[2]	Moody’s	S&P	CUSIP
6.000%	Monthly	(†)	12/15/26	12/15/10(‡)	NO	100.00	6.075%	A2	A	78490FZM4

Settlement Date - Thursday, August 31, 2006

Pricing Supplement as of Monday, August 28, 2006

(†)	First Payment date 9/15/2006

(‡)	Callable at 100% beginning on the call date above and continuous thereafter with 10 NY business days notice.

[1]	Prices are quoted as a percentage of par.

[2]	If yields are quoted, they are calculated on a semi-annual bond equivalent yield basis.

Current SLM EdNotes® issues do not include the Survivor’s Option feature. SLM will continue to honor the Survivor’s Option for all EdNotes® Issued prior to January 1, 2004

SLM Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents SLM Corporation has filed with the SEC for more complete information about SLM Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, SLM Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 321-7179.

All offerings are subject to prior sale.